Exhibit 99.2
CORPORATE PARTICIPANTS
John Jacunski
Glatfelter — SVP, CFO
George Glatfelter
Glatfelter — Chairman, CEO
Dante Parrini
Glatfelter — EVP, COO
CONFERENCE CALL PARTICIPANTS
Mark Wilde
Deutsche Bank — Analyst
Erik Keener
River Road Asset Management — Analyst
Paul Mammola
Sidoti & Company — Analyst
Anna Torma
Soleil Securities — Analyst
Bill Hoffmann
RBC Capital Markets — Analyst
Chip Dillon
Credit Suisse — Analyst
Bruce Klein
Credit Suisse — Analyst
PRESENTATION
Operator
Good morning. My name is Letricia and I will be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter Concert Industries acquisition conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions).
Thank you. I would now like to turn the conference over to Mr. John Jacunski. Please go ahead.
John Jacunski - Glatfelter — SVP, CFO
Thank you, Letricia. Good morning, and welcome to our conference call to discuss the proposed acquisition of Concert Industries. This is John Jacunksi; I am Glatfelter’s Senior Vice President and Chief Financial Officer.
Joining me on the call this morning are George Glatfelter, our Chairman and Chief Executive Officer, and Dante Parrini, our Executive Vice President and Chief Operating Officer.
After providing our prepared remarks, we will open the call to address questions that you may have.

Before we begin, I want to remind you that any statements made today concerning our expectations about future trends or performance may constitute forward-looking statements. Please refer to our 2008 annual report filed with the SEC for important factors that could cause actual results to differ materially from any of these forward-looking statements.
And secondly, we have prepared a slide presentation that provides additional information about this morning’s announcement. This presentation is available on our website and through the webcast provider. You may want to refer to these slides during our discussion this morning.
With that, I will now turn the call over to George.
George Glatfelter - Glatfelter — Chairman, CEO
Thank you, John, and thanks to all of you for joining us on relatively short notice this morning. This is a very exciting time for our Company, and we are pleased to have the opportunity to speak with you directly.
This morning we announced a very significant step forward in the history of our Company with the proposed acquisition of Concert Industries. Concert is a company we believe is a natural fit with the Glatfelter family of businesses, as well as an excellent example of the type of growth catalyst we seek to add to our business portfolio.
By way of introduction, Concert is a leading global supplier of highly absorbent airlaid non-woven materials for growing global end-use markets including feminine hygiene and adult incontinence products, specialty wipes and food pads. Like Glatfelter, Concert operates in highly specialized value-added markets. We believe this acquisition combines the strength of two highly regarded specialty producers who operate in adjacent markets.
As many on this call can appreciate, Glatfelter has an established track record of generating shareholder value through consistently sound execution of its specialized business model. We believe the acquisition of Concert Industries provides a tremendous opportunity to project Glatfelter’s demonstrated competencies into a highly specialized, well-run business that is prepared to move forward, but requires the scale, know-how and strategic focus to do so.
In a minute, I will ask John to discuss the financial aspects of the proposed deal, and then Dante will provide more details on the business and the market it serves. But first, I would like to spend a few minutes explaining to you why I am so excited about the Concert acquisition.
I believe that Concert is a great fit with our existing business for several reasons. First of all, despite the impact of the global economic recession on many businesses, Concert is a healthy company that serves growing, high-value niche markets that have substantial barriers to entry. We believe Concert is the supplier of choice in their integrated markets. We are, too. We understand how to operate in these types of markets. Glatfelter’s financial strength, demonstrated approach to specialization and long-term strategic direction should enable Concert to generate solid returns through expanding its current market position and improving its value proposition to customers.
I believe that Concert is poised to take the next step and that Glatfelter has demonstrated that we know how to make that next step possible and profitable. Glatfelter understands innovation and has a strong track record of new product and new business development. We believe these established competencies will not only support Concert’s already impressive performance in these areas, but make it better, faster and more highly valued by customers.
Airlaid technology, although relatively new, is technology that Glatfelter understands. Our current position as the global leader in wetlaid non-woven filtration products for food and beverage applications affords a complementary technical alignment with airlaid materials.
Effective management of a highly diversified product portfolio is a hallmark of the Glatfelter specialized business model. Concert’s engineered fiber-based products for consumer and industrial markets are adjacent to our current markets. This acquisition not only increases the diversification of Glatfelter’s current portfolio, but provides the opportunity to explore new business opportunities across a broader, more globally focused group of customers.
And from a commercial perspective, partnering with major global consumer products companies has been part of our business model for many years. We understand that preferred suppliers offer value propositions to customers that extend far beyond simple transactions. Strategic alignment, responsiveness, sophisticated business processes, financial stability and established track records of performance are all important considerations. Glatfelter brings these things to the table.

Finally, through its strong customer ties with leading global consumer products companies, Concert has built a strong business in various developing markets, such as Africa, Asia, Central and Eastern Europe, the Middle East and South America, all key destinations for Glatfelter’s ongoing geographic expansion strategy.
For these reasons and more, the acquisition of Concert falls right into Glatfelter’s wheelhouse. As many of you have heard me say over the years, our vision is to become the global supplier of choice in specialty papers and engineered products. I firmly believe that the acquisition of Concert Industries brings us closer to realizing that vision than at any time in our history.
Thank you. At this time, I would like to ask John Jacunski to provide you with more details on the financial aspects of this proposed transaction. John?
John Jacunski - Glatfelter — SVP, CFO
Thank you, George, and good morning again, everyone. I will spend a few minutes recapping some of the financial highlights of this pending acquisition before Dante tells you more about the business itself.
As we reported this morning, we have entered into a definitive agreement to acquire Concert from Brookfield Special Situations Management Limited, an affiliate of Brookfield Asset Management, for CAD246.5 million or approximately $235 million on a debt-free cash-free basis. We anticipate the transaction, which is subject to customer closing conditions, to close by the end of the first quarter.
In 2009, Concert’s revenues are estimated at approximately $203 million, with earnings before interest, taxes, depreciation and amortization of approximately $25 million.
We will finance this proposed transaction through a combination of cash on hand, new debt and our current revolving credit facility. As of November 30, the Company had $136 million of cash and $194 million available under our revolving credit facility, so we do not anticipate any issues with the financing of the transaction.
As you consider the terms of this acquisition for your modeling purposes, I want to remind you to factor in the approximately $70 million Concert invested in late 2009 in its German facility in a new airlaid line. This is a significant capital expenditure that will provide the capacity to serve Concert’s growing markets.
Based on our due diligence, we anticipate the proposed transaction will be modestly accretive to earnings in 2010 due to a — partial year results and the impact of purchase accounting requirements and integration costs. However, in 2011, we expect earnings accretion of $0.20 to $0.25 per share.
As George mentioned, Concert is a healthy company that has built long and mutually rewarding partnerships with its customers. In other words, this is a company that can quickly contribute in a meaningful way to our consolidated financial results.
However, traditional cost synergies are not a main driver of this acquisition. The combination of Glatfelter’s new product development capabilities, our global scale and proven business processes, coupled with the Concert’s business, provides a unique opportunity to accelerate the growth through both market and geographic diversification.
Upon completion of the deal, we expect our net debt to be approximately $340 million, excluding cash collateralized debt. Our leverage is expected to be 2.6 times on a pro forma basis. During 2010, we expect solid cash flow, including approximately $50 million from alternative fuel mixture credits. As a result, we expect our leverage to decline to 2 times or less by the end of 2010. At these leverage ratios, we expect to have ample liquidity available for our business needs.
I would now like to turn the call over to Dante, who will provide you with additional information about the business we are looking to add to our portfolio. Dante?
Dante Parrini - Glatfelter — EVP, COO

Thank you, John, and good morning. Some of you may already be familiar with Concert Industries, but for those who aren’t, let me provide you with some background on this company. Concert was founded in 1993 and is based in Gatineau, Quebec, Canada. The company is a leading global supplier of highly absorbent, cellulose-based airlaid materials that are used in applications such as feminine hygiene and adult incontinence.
As George mentioned in his opening remarks, this is a highly specialized product that serves fast-growing global niche markets with substantial barriers to entry. For example, the worldwide feminine hygiene market is expected to grow at a compounded annual rate of approximately 5% over the next four years. While shipments to the feminine hygiene market represent approximately 80% of Concert’s revenue, it also produces a wide range of other products, including adult incontinence, specialty wipes, tabletop napkins and tablecloths, food pads and cosmetic pads.
The company also utilizes proprietary converting technology that creates a significant cost and productivity advantage for customers.
Concert employs approximately 600 people around the world, with two state-of-the-art production facilities, one located in Falkenhagen, Brandenburg, Germany and the other in its native Quebec, Canada. As John referenced, the company just completed the installation of a third airlaid line at the Falkenhagen facility, which adds 18,000 metric tonnes to its capacity and gives it a total of approximately 84,000 metric tonnes of annual rated airlaid capacity. This makes it one of the largest airlaid producers in the world, and from a technology standpoint, we believe one of the most advanced, as the majority of its production technology is less than 10 years old.
In addition, Concert has successfully started up its new state-of-the-art production line, which positions the business well for achieving its growth objectives for the future. As you can imagine, this makes the company extremely attractive to us, as well as to its more than 140 customers around the globe, which include such blue-chip multinational consumer product companies as Procter & Gamble, Johnson & Johnson, Kimberly-Clark and SCA.
Other attractive aspects of the business include its reputation in the market for excellence in product innovation and customer service, the existence of multiyear supply agreements with customers that account for over 50% of Concert’s production capacity being under contract through 2013, and in addition, 80% of Concert’s revenue includes raw material cost pass-through provisions that reduce exposure to input cost volatility.
The business also comes with a talented and well-respected management team to help us fully leverage the market opportunities before it.
Now I will turn the call back to you, George.
George Glatfelter - Glatfelter — Chairman, CEO
Thank you, Dante. This concludes our prepared remarks for today. I would now like to open the call for your questions, and I will turn it over to Letricia.
QUESTION AND ANSWER
Operator
(Operator Instructions) Mark Wilde, Deutsche Bank.
Mark Wilde - Deutsche Bank — Analyst
Good morning George, John, Dante. Is it possible to get just a little bit more background on how Tricap became involved with this company?
George Glatfelter - Glatfelter — Chairman, CEO

Sure, we can give you some perspective on that. Tricap through its parent actually acquired Concert Industries back in 2004. At that point, the business was going through a difficult period, and the facility in Germany had lapsed into bankruptcy.
Concert took the opportunity to purchase the entire business, and since then — excuse me — Tricap took the opportunity to purchase the entire business, and since then has been building management capabilities, strengthening the relationship with customers and investing in the technical capabilities of the facility.
Mark Wilde - Deutsche Bank — Analyst
Okay, George, I guess that kind of — just the question that I have coming out of that is what was it that got this kind of business in trouble in the first place, and what do you guys have to work to avoid? Because it does seem like the non-wovens business always seems to have a wonderful growth story, but there have been a number of players in non-wovens who have stumbled along the way over time.
George Glatfelter - Glatfelter — Chairman, CEO
Yes, I think that’s a fair assessment, Mark. And I draw the parallel to the acquisition of the JR Crompton Company in our food and beverage business. If you will recall, when we entered that business, there were three global players who basically split the market into thirds. A decision was made on the part of one of those players to dramatically increase capacity. That destroyed pricing structure and put that particular company into administration, or bankruptcy, as we know it here in the states.
That is very similar to what happened to the Gatineau facility in Germany. At that point in time, there was an emphasis on building additional capacity. It outstripped the demand capabilities of the market, and the result was the result that I described to you.
So the key going forward is to be very disciplined with respect to capacity expansions to make sure that the market remains in balance.
Mark Wilde - Deutsche Bank — Analyst
Okay. Is it possible, George, to get just some sense of who the primary competitors are, both for kind of the cellulose-based airlaid, but also perhaps for some of the non-cellulose non-wovens?
George Glatfelter - Glatfelter — Chairman, CEO
The principal competitors in the area of generally airlaid, and specifically fem hygiene, are Buckeye here in the States, Duni Rexcell in Europe; those are the two major competitors. And then there is a third competitor with facilities in China.
Mark Wilde - Deutsche Bank — Analyst
Okay. And is that just cellulose, or do you have also competition from, say, polymer-based non-wovens?
George Glatfelter - Glatfelter — Chairman, CEO
Principally the material used in feminine hygiene and adult incontinence applications is the airlaid material. Some of the bulkier, less value-added products use pure fluff pulp. Recently, there has been some development of foam-based materials, but at this point they have not made a meaningful inroad into the market.
Mark Wilde - Deutsche Bank — Analyst
Okay, and can you also tell me, just in terms of how your customers in this business buy, do they tend to sole source, or are they dual or multiple source?

George Glatfelter - Glatfelter — Chairman, CEO
I would say that they certainly tend to have a small number of different suppliers. But without question, there is a preferred supplier ranking among most of the major multinationals that we have spoken with. And I feel very good about that, because Concert Industries is viewed as the preferred supplier by the major multinationals that we have spoken with, which comprise the bulk of the product portfolio.
Mark Wilde - Deutsche Bank — Analyst
Okay. And then John Jacunski, are you doing anything to hedge that Canadian dollar-based price?
John Jacunski - Glatfelter — SVP, CFO
We are — we looked at it. We have not yet put a hedge in place.
Mark Wilde - Deutsche Bank — Analyst
Okay, and can you also, with that new line ramping up, is it possible to give us some sense of 2010/2011, what that will mean for both sales and EBITDA?
John Jacunski - Glatfelter — SVP, CFO
Mark, at this time, I think we will not go into those specifics. We tried to provide the earnings accretion estimates to give you a sense for how we expect the business to perform and how we expect it to impact our overall results. But at this point, we would like to stay away from that. Certainly more information will be made available as we get to the closing and beyond.
Mark Wilde - Deutsche Bank — Analyst
Can you give us any idea of how much depreciation is likely to run once you acquire the business?
John Jacunski - Glatfelter — SVP, CFO
Well it is reflected in our earnings accretion estimates, and the depreciation ultimately will be determined by the purchase accounting and valuation of intangibles and things of that sort. So I would prefer not to get into that specific as well until we conclude some of that work.
Mark Wilde - Deutsche Bank — Analyst
Okay. And then I was on the Concert website this morning, and they’ve got a press release from 2008 that talks about this line. They talk about increasing their capacity by 30%, but if I look at the numbers that you’ve provided in the release and in the presentation, it looks like the percentage is actually much smaller than that. Can you help us reconcile?
John Jacunski - Glatfelter — SVP, CFO
On a rated capacity basis, they previously had 66,000 tonnes of capacity, and this line adds 18,000 tonnes. So the increase based on that math is 27%. So I think it is reasonably consistent with what you read there.
Mark Wilde - Deutsche Bank — Analyst
Okay, all right. And then finally, what is the existing operating rate at Concert pre the startup of a new line?

John Jacunski - Glatfelter — SVP, CFO
At this moment, I don’t know that I have an answer for you on that.
Mark Wilde - Deutsche Bank — Analyst
Okay. All right. I’ll pass it along. Thanks.
Operator
Erik Keener, River Road Asset Management.
Erik Keener - River Road Asset Management — Analyst
Gentlemen, thanks for taking my call today. Also kind of wanted to get some more color on that new line. Can you tell me what type of products that new line is serving? Is that really kind of dedicated to the feminine hygiene products?
George Glatfelter - Glatfelter — Chairman, CEO
Yes, principally it is feminine hygiene and adult incontinence products.
Erik Keener - River Road Asset Management — Analyst
Okay, can you give us any kind of details on what kind of capacity they are running at currently?
John Jacunski - Glatfelter — SVP, CFO
On that particular line you are speaking of? That line was just being started up during the fourth quarter, so they were — for much of that quarter, they were in the ramp-up phase. In the month of December, it was perhaps two thirds to three quarters of rated capacity potential.
Erik Keener - River Road Asset Management — Analyst
Okay. Can you give me an idea of the markets that line will serve? Is it going to mostly Europe or will those products be shipped worldwide, North America, Africa, Middle East?
George Glatfelter - Glatfelter — Chairman, CEO
Those products will be shipped to the locations that you talked about. There is broad global diversification, and I would expect those products would find their way into the countries that you mentioned.
Erik Keener - River Road Asset Management — Analyst
Can you give any kind of color on pricing for those products over the past quarter or so and maybe since that line has been launched? Have they seen stable pricing? Has pricing gone up or down?
John Jacunski - Glatfelter — SVP, CFO

I would say the pricing has been stable. We haven’t seen any significant fluctuations in price. Again, there is raw material pass-throughs that can ultimately impact that pricing, so changes in the inputs will get reflected. But in the recent months, we’ve not seen any significant variation in price.
Erik Keener - River Road Asset Management — Analyst
Okay, I think those are my questions. Thank you.
Operator
Paul Mammola, Sidoti & Company.
Paul Mammola - Sidoti & Company — Analyst
Good morning, everyone. On what I assume is an inventory write-up, John, I guess you think it will take you the whole year to burn that off.
John Jacunski - Glatfelter — SVP, CFO
No, we don’t; I mean, they don’t carry that much inventory. But certainly we will need to write up inventory under the purchase accounting requirements at the close, which will impact the profitability initially after we take over that business. But it will not take a year. This is more like a quarter or a few months versus a year.
Paul Mammola - Sidoti & Company — Analyst
Okay, and then from the expense side, I don’t know if you want to give this much, but is it fair to say manufacturing, maybe it is 50-50 for Germany/Canada?
John Jacunski - Glatfelter — SVP, CFO
It’s — you are talking about —
Paul Mammola - Sidoti & Company — Analyst
Production capacity.
John Jacunski - Glatfelter — SVP, CFO
Prior to the line, the new line, it was probably a little bit skewed towards Germany; maybe 60/40, prior to the new line. So the new line will move that more in the direction of Germany.
Paul Mammola - Sidoti & Company — Analyst
Okay, and then from a currency exposure standpoint, are most or the majority of the sales to the US? Is that fair?
John Jacunski - Glatfelter — SVP, CFO
From Canada, there is certainly a significant amount of sales into the US. Germany’s are less to the US, more to Europe, Western, Central, Eastern Europe, into Asia, places like that.

Paul Mammola - Sidoti & Company — Analyst
Okay, that makes sense. And then any seasonality? I would assume not, but just to be sure, or would you expect shutdowns comparable to what you guys experience?
John Jacunski - Glatfelter — SVP, CFO
No significant seasonality.
Paul Mammola - Sidoti & Company — Analyst
Okay. And then if I heard you correctly, there is no debt or cash coming along with the assets, correct?
John Jacunski - Glatfelter — SVP, CFO
That’s right.
Paul Mammola - Sidoti & Company — Analyst
Okay. Thanks for your time.
Operator
Anna Torma, Soleil Securities.
Anna Torma - Soleil Securities — Analyst
Good morning and congratulations. I think most of my questions have been answered, but maybe just going back to the new line one more time, if we could. If you talk about the ramp-up now being around two thirds to three quarters of rated capacity, can you give us a sense of how long you expect it will be before that line is running at full capacity and do you think the market can readily absorb that new capacity?
John Jacunski - Glatfelter — SVP, CFO
Well, I’d like to clarify a couple comments. Part of the ramp-up was to sort of qualify the machine. So what we have said in our release early this morning is that we would expect that over the 2010/2011 timeframe, we will be able to significantly ramp up the capacity utilization of that machine into the market. And as we said, we think the feminine hygiene market is growing at 5% per year, which provides the opportunity to place that capacity.
And as George mentioned, with the new product development capabilities that we have, we would expect to continue to develop new products and diversify the revenue base of the overall business, allowing us to utilize that capacity.
Anna Torma - Soleil Securities — Analyst
Great, thanks. And then just — if you can just give us a little bit more color on the comment you made about the new markets that Concert brings, enabling you to leverage your other business lines in terms of entering new markets.
George Glatfelter - Glatfelter — Chairman, CEO

Well, I think it is a little early for us to comment on how these products may carry forward into other areas of our business. But I would turn you to what we know how to do well.
We know how to operate a highly diversified product portfolio. We know how to develop new products and bring them to market quickly. And we have strong relationships, and this acquisition would certainly strengthen and broaden relationships with key market makers globally, many of whom are highly focused on innovative developments for their products.
So that is where the answer lies, but at this point, we are just not far enough along to give you any specifics.
Anna Torma - Soleil Securities — Analyst
That’s great. Thank you very much. Congratulations again.
Operator
Bill Hoffmann, RBC Capital Markets.
Bill Hoffmann - RBC Capital Markets — Analyst
Good morning. It looks like this thing — you sort of indicated a 12% EBITDA margin. I just wonder if you could talk a little bit about whether you guys see opportunity there with the margin on that.
And then the second question is you talked a little bit about the capital spending that had gone into the facility. Just wonder if you could help us looking forward how much sort of I guess deferred capital spending — your capital spending that gets rid of going forward on these assets.
John Jacunski - Glatfelter — SVP, CFO
With respect to EBITDA margins, we are not providing today any kind of forward-looking statement on that. But certainly we would expect as the new line ramps up that there is some cost advantages of having that new line in Germany. So there is some fixed cost benefit. So we expect there is some opportunity to expand margins somewhat.
With respect to CapEx going forward, obviously, the 2009 timeframe was a very significant CapEx period. We certainly don’t expect in the near term to have CapEx anywhere near that level. I would say that on an ongoing basis, CapEx would be in the $6 million to $10 million range per year.
Bill Hoffmann - RBC Capital Markets — Analyst
Great. Thank you. That’s helpful.
Operator
(Operator Instructions) Chip Dillon, Credit Suisse.
Chip Dillon - Credit Suisse — Analyst
Good morning, gentlemen. One thing — one question I had was you mentioned that 80% of the revenue that I guess you had in ‘09 or Concert had in ‘09 had raw material pass-throughs. And I guess — is that typical for most of the business? And maybe what parts of the world do you not see that? And do you expect to have a similar arrangement as you ramp up the new line?
Dante Parrini - Glatfelter — EVP, COO

Our understanding is that with the large multinational players that have long-term supply agreements that this is a little more customary than perhaps in other parts of our business. And it is our view that type of arrangement will [continue] into the future.
Chip Dillon - Credit Suisse — Analyst
Okay, and then you mentioned the EBITDA guidance for 2011, which is appreciated. Are you depending on any price improvement to get there? And also, would you need to ramp up fully by the beginning of ‘11 the new capacity to achieve that, based on your price forecast for that year?
Dante Parrini - Glatfelter — EVP, COO
I would say that the upside is coming from more fully utilizing the new line that just came up in Falkenhagen, and that obviously Concert and Tricap invested in that because there was significant support from a majority of the market and good support from some of the major market makers.
So we envision assisting Concert through our own business development and new product development capabilities and the business processes that we have applied to other parts of Glatfelter to further enhance and accelerate the development of the core product line, as well as other product lines that George had mentioned earlier.
Chip Dillon - Credit Suisse — Analyst
Okay. And then finally, you mentioned earlier — to an earlier question, I think — that there were three major competitors, and obviously, now yourselves. When you look I guess mainly at feminine hygiene and adult incontinence, would you say the four of you, when you look at the whole world, have all of the capacity or maybe 75% or 80% of it? Could you just give — are there really any other competitors beside the four of you all?
George Glatfelter - Glatfelter — Chairman, CEO
There are, Chip. There are smaller competitors besides the three that I mentioned. We can’t look at market share at this point with precision, but they are all — they would be very low single-digit players and principally regionally based.
Chip Dillon - Credit Suisse — Analyst
Got you. So is it safe to say the four of you together would be 75% of the market, meaning that all the other guys all added up are less than a fourth of the global market?
George Glatfelter - Glatfelter — Chairman, CEO
I think directionally that is correct.
Chip Dillon - Credit Suisse — Analyst
Got you. Okay, thank you.
Operator
Bruce Klein, Credit Suisse.
Bruce Klein - Credit Suisse — Analyst

I’m all set now. Thanks, guys.
Operator
Thank you. There are no further questions at this time. I will now turn the conference back over to Mr. George Glatfelter for closing remarks.
George Glatfelter - Glatfelter — Chairman, CEO
Okay. Thank you, Letricia, and thanks for everyone for your interest today. I would like to thank you for joining us this morning.
While we are somewhat limited by what we can say at this juncture of the process, we hope that through this morning’s discussion we have shed enough light on the opportunity that you can appreciate and hopefully share our enthusiasm for what we believe will be an exciting acquisition for Glatfelter and our shareholders.
John, Dante and myself will be available to you afterwards should you have any additional questions. In the meantime, we will keep you abreast of our progress as we move through the closing phase of this transaction. Thank you very much and have a good day.
Operator
Thank you for participating in today’s conference call. You may now disconnect